EXHIBIT A

CONSENT

I hereby consent to the use of my name and the making of the statements with respect to me that are set forth under the caption “Validity of the Securities” in the Prospectus included in this Registration Statement or amendment thereto filed by Nordic Investment Bank with the Securities and Exchange Commission.

/s/ Anna von Knorring
Anna von Knorring
Chief Counsel

Helsinki, November 18, 2020